Exhibit 99.2

Sanderson Farms, Inc.

First Quarter 2012 Conference Call

February 28, 2012

Operator:	Good day, and welcome to the Sanderson Farms, Inc. First Quarter Fiscal 2012 Conference Call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe:	Thank you. Good morning, and welcome to Sanderson Farms’ First Quarter Conference Call. We issued a news release this morning announcing a net loss of $8 million or 36 cents per share for our first quarter of fiscal 2012. This compares to a net loss of $33.6 million or $1.52 per share for our first fiscal quarter of fiscal 2011. I will begin the call with comments about general market conditions and grain costs and then turn the call over to Lampkin and Mike for a more detailed account of the quarter. I’ll return at the end of the call before we answer your questions. Before we make any further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike:	Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. Examples of forward-looking statements include statements regarding supply and demand factors, future grain and chicken market prices, economic conditions, and production levels. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on Form 10-K and in the company’s quarterly report on Form 10-Q, which we filed with the SEC this morning for our quarter ended January 31, 2012.

Joe:	Thank you, Mike. Our financial results for the first fiscal quarter reflect continued challenging but improving market conditions. Conditions improved steadily through the quarter and the company was profitable in January. While demand from retail grocery store customers has remained stable—and that stability is reflected in a higher average Georgia dock whole bird price than a year ago—food service demand remains weak. Industry production as measured by ready-to-cook pounds produced was lower by 6 percent during our first fiscal quarter compared to the same fiscal quarter a year ago. This lower production is evident in the Georgia dock whole bird price and the market prices for wings and dark meat, but the market for boneless breast meat, while improved from last year’s first quarter, remains under some pressure. While market prices for chicken are higher, market prices for both corn and soybean meal were also higher compared to last year. Both corn and soybean meal market prices have stabilized below the highs they set last fall but remain high relative to historical averages. The stocks-to-usage ratio for corn remains at its lowest point since 1995, and concerns regarding weather problems in South America have kept upward pressure on both corn and soy prices. These concerns about the supply side of the grain balance sheets will likely support relatively high grain prices at least until the market gets

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February 28, 2012

some visibility on the quantity and quality of the 2012 crops. Most everyone who follows the grain market will now turn their attention to the March supply and demand report and, more importantly, the March 31 planting intentions report. Many expect record numbers of acres to be planted this spring, with some predicting more than 94 million acres of corn to be planted. The bottom is, we need these acres and we need a good crop. Even if we get adequate acres in the March 31 planting intentions report, that crop needs to get into the ground, and there’s low margin of error with weather as we head through the growing season. We have had two below-average years in a row in yields, and given record demand for grain, we need a good crop year. Because of the tightness in supply, the market will most likely exaggerate its reaction to any real or perceived weather threat as we move into the planting and growing season.

We have priced 70 percent of our corn needs in March and two weeks of our needs for each of April and May. We have been slightly more aggressive pricing our soy meal needs and have priced 90 percent of our needs through March and 60 percent of our needs for April and May. We have no grain priced past May. Based on our costs through the first quarter and what we have priced so far at what prices we could lock in for the balance of the year, our grain costs for fiscal 2012, including the cost of additional volume, our costs would be $12 million less than during fiscal 2011. This decrease from fiscal 2011 will translate into a half cent-per-pound decrease in our cost per processed pound. While grain costs will remain high, the company and the industry can still earn positive margins if chicken prices move sufficiently higher to allow us to offset these higher costs.

Egg set numbers relative to a year ago have continued to decline and pullet placements continue to be lower than a year ago. Outer(?) demand at food service has also remained weak. I said on every conference call last year that I continue to believe we won’t see an increase in food service demand until unemployment in the United States moderates and Americans get their jobs back in large numbers. I still believe that, and unfortunately I still don’t see it happening over the next few months. More than 15 percent of Americans remain under or unemployed, and that needs to improve before we will see robust demand at food service. We will see seasonal improvement in chicken demand this spring and summer, and the reduced production numbers may be sufficient to move market prices higher. Of course, we won’t know until we get there if this will happen or not.

One other external factor to keep an eye on is the price of gasoline. We saw erosion in food service demand in 2008 when gasoline prices at the pump rose about $4 per gallon. Geopolitical issues and speculators have driven gasoline prices higher than ever higher at this time of year, and many are predicting prices above $4 per gallon everywhere by summer.

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With respect to North Carolina, I am pleased to report we remain on schedule to be near full production in Kinston by March. Until we have some visibility regarding the 2012 crop, make some money and pay down some debt, we will keep the second North Carolina plant on hold for the time being.

At this point I’ll turn the call over to Lampkin for a more detailed discussion of the chicken markets and our operations during the first quarter.

Lampkin:	Thank you, Joe, and good morning, everyone. Overall market prices for poultry products were higher during the quarter when compared to our first quarter last year and were higher when compared to our fourth fiscal quarter ended last October. The Georgia dock price for whole birds reflected continued good demand during the quarter and averaged 89.8 cents per pound, an increase of 5.25 percent compared to last year’s first quarter average of 85.3 cents per pound. The George dock whole bird price quote as of today is 91.5 cents per pound, and continues to reflect a good balance between supply and demand of product destined for the retail grocery stores.

Bulk leg quarter prices during our first quarter were higher than 41.44 percent compared to last year. Ernaberry(?) leg quarters averaged 50 cents per pound during our first fiscal quarter, compared to 35.4 cents per pound last year. Final numbers for calendar 2011 reflected a 4.3 percent increase in the volume of all broiler parts exported during calendar 2011. Exports to China were down 7.6 percent, while Mexico and Hong Kong were up 2.6 and 24.5 percent, respectively. We believe the export markets are going to be steady to improved during calendar 2012.

The average price for jumbo wings was significantly higher during our first fiscal quarter compared to last year, increasing 44 percent. We had a really nice run in wing prices ahead of the Super Bowl and had a new all-time high of $1.76 per pound. Jumbo wing prices averaged $1.43 per pound during our first quarter of this year, compared to $1 per pound during last year’s first quarter.

Boneless breast prices increased by 7.9 percent when compared to the first quarter a year ago. The Ernaberry boneless market averaged $1.32 per pound during the 2012 first quarter, compared to $1.23 per pound last year. While improved, these prices reflect a market that continues to be adversely affected by a challenged United States consumer and weak food service demand.

We sold 669.2 million pounds of poultry products during the first quarter. That’s a 6.11 percent increase from 630.7 million pounds sold during last year’s first quarter. Our processed pounds were up 6 percent, from 655.4 million to 694.9 million pounds. The difference between pounds sold and processed reflects changes in our processed inventory. We expect to process approximately 713.2

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million pounds during our second quarter, up from 679.8 million pounds processed during last year’s second quarter. For the year, if we maintain our current production targets for the balance of the year, we will process approximately 2.87 billion pounds, which will be a 2 percent increase over the 2.8 billion pounds processed during fiscal 2011.

While our performance during the first fiscal quarter reflects adverse market conditions, we will continue to operate this company the same way we always do. We will look for efficiency improvements and will do everything necessary to protect our balance sheet and the integrity of our operations.

At this point I’ll turn the call over to Mike to discuss our financial statements.

Mike:	Thank you, Lampkin. Net sales for the quarter totaled $517.8 million, and that’s up from $427.7 million for the same quarter during fiscal 2011. Our loss of 13 cents per share during the quarter compares to a loss of $1.42 per share during last year’s first quarter.

Male:	Thirty-six cents.

Mike:	Thirty-six cents of loss for this quarter, I’m sorry. Our cost of sales of poultry products for the three months ended January 31 as compared to the same three months a year ago increased 18 percent. This increase is a result of the 6.11 percent increase in pounds of poultry products sold in the first quarter compared to last year and continued high feed costs. Our feed costs per pound of poultry products sold increased 16.7 percent, to 40 cents per pound, and that compares to 34.3 cents per pound last year. While our feed costs per pound of poultry products sold were higher by 5.7 cents a pound, our sales price per pound of poultry products sold increased 16.1 percent, or 10.3 cents per pound. This combination resulted in improved margins, which improved as we moved through the quarter.

SG&A expenses for the first fiscal quarter of 2012 were $2.5 million lower than the same three months a year ago. Last year’s first quarter SG&A expenses, as you will recall, included $4 million in start-up costs associated with our new Kinston, North Carolina facility, and we did not have those costs this year.

Despite the challenging quarter, our balance sheet remains strong. At the end of the quarter, stockholders’ equity was $496.6 million and net working capital was $332.5 million. Our earned(?) ratio was 4.1 to 1. Our debt at the end of the quarter totaled $299.6 million and our debt-to-cap ratio was 37.6 percent at January 31. We spent $15.9 million on cap ex during the first quarter, and we expect to spend 38.7 million on cap ex during the fiscal year. Our depreciation during the first quarter was $14.7 million, and we continue to expect approximately $57 million for the full fiscal year.

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Back to the balance sheet, at January 31, 2012, our balance sheet reflected an income tax receivable of $102 million. Of that receivable, $82.7 million related to a federal income tax refund associated with the company’s 2011 fiscal year net loss. We received that refund yesterday, February the 27th, and we will use that cash to reduce the outstanding borrowings under our revolver. We have one note coming due tomorrow at $57.7 million and we’ll pay that down, and then we have another $15 million note coming due next Monday, March the 5th, and we’ll pay that note down. With these two payments, all other factors staying the same, that would reduce our debt-to-cap from 37.6 percent to 31.3 percent. With that, Joe, I’ll turn the call back to you.

Joe:	Thank you, Mike. Before we begin taking your questions, I want to briefly discuss a personal matter. I currently own over 1 million shares of Sanderson Farms common stock. Other than a few option shares that were sold in cashless exercised transactions, I have never sold any Sanderson shares. I now plan to sell some of my holdings. I am in excellent health and have no intentions of retiring, but it makes sense to me to diversify my portfolio. Virtually all of my wealth is tied to Sanderson Farms, and while I am very comfortable with that, it also makes common sense at my age to provide some diversity and additional liquidity to my portfolio. I also am aware that tax rates for capital gains are at favorable levels, and my shares have very low tax bases. I plan to use a 10b5-1 plan to sell approximately 200,000 shares of stock. The sales will comply, of course, with Rule 144 and other requirements, and won’t happen all at once. While there is no guarantee I will be able to sell any of the shares, much less the full amount, at my asking price, I will still own more than 800,000 shares of stock, even if they are all sold. I wanted to report this plan this morning to give you an opportunity to ask questions if you have any, and because I did not want to surprise any of our shareholders with a Form 144 filing indicating that I plan to sell the shares. This action is for the reasons I just described and not because I lack confidence in the long-term value of this company. My Form 144 will be transmitted to the SEC for filing when appropriate. I will, of course, file Form 4 reports timely after any sales are made.

With that, we will now open the call for your questions. Casey, please open the line for questions.

Operator:	Thank you, sir. If you would like to ask a question, please signal by pressing the star key followed by the digit 1 on your telephone keypad. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 to ask a question. Our first question will come from Ken Goldman with JPMorgan.

Q:	Hey, good morning, everyone.

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Joe:	Good morning.

Q:	Joe, can you walk us a little bit through, in your eyes—you’ve seen some restaurants report solid numbers. Perhaps they’re a little more optimistic than you have been on the food service side lately. I know you can’t speak to results out there that aren’t your own, but maybe if you could help us understand why some out there think food service is improving but you and maybe some of your peers have been a little more cautious on it, perhaps?

Joe:	We read all the reports, the analyst reports, and we also read the unemployment claims, jobs numbers, the manufacturing data, the GDP numbers. And while you can pick up bits and pieces that would make you be optimistic, I think there is a huge desire—more of a desire to be optimistic than there are facts that would make you optimistic. The gorilla in the room to me is this 15 percent number of people that are under-employed and unemployed, the fact that 25 million people can’t find full-time jobs, the fact that if you go behind the numbers of 8.3 percent unemployment number, the fact that so many people have dropped out of the workforce, is what is making that number go down.

Now, for me, the optimism is that one day those people are going to get—I believe in the American economy. I believe those people are going to get jobs at some point, sometime, and our industry is going to fully recover. At one point, we were setting 220 million eggs a week. Now we’re down to 192 to 195 million eggs a week and the brood(?) flock is there. The optimistic thing for me is, when those people do get their jobs back, this industry’s going to be running at that rate and we’re not going to be able to supply them, but I don’t think it’s going to be this May. That’s what I think. Now, I don’t know that, but that’s what my belief is, Ken.

Q:	Thank you very much.

Operator:	Thank you. Our next question will come from Farha Aslam with Stephens, Inc.

Q:	Hi, good morning.

Joe:	Good morning, Farha.

Q:	Joe, you mentioned that your operations were profitable in January. Could you share with us kind of how January progressed and if February has gotten better in terms of profitability?

Joe:	January was—our live cost was significantly better in January compared to November/December. Our grow-out efficiency was significantly better and our

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February 28, 2012

input costs were significantly better in January. The market prices were better, sales prices were better in January compared to—November was a very difficult month. December was not a bad month, it just wasn’t—it was a borderline. November was a very difficult month. December got better. January was a modest month. It was profitable but it was modest. February, our live cost is going to be yet again better. Our processing cost will be better, I believe, in February because we do not have two holidays. I’m not certain about sales. Breast prices came off(?), wings have come down 27 cents. They have stabilized. Breast is now going back up. I think February will be modest, but our live cost is going to be better yet again than January and I think our processing cost will be better, but I think February will be modest.

Q:	Okay, great, thanks for the color. And then your thoughts on breast meat pricing? It’s been weak at the start of February, has strengthened a bit in the last few days. Can you give us color on your outlook for breast meat prices as the summer progresses?

Joe:	I think I said this—I don’t know where I said this, but I said at one time I’d be glad to get past February. January’s always—we’re a little optimistic for January, because after the first of the—you get past the holidays and you usually get a little bump in January. February can be dangerous, and it was. We think this—we were surprised about this uptick we’re getting here at the end of the month. We think it’s strictly supply-driven. Inventories are down and wings have stabilized, we’re delighted to report. And we don’t think—there are some processors out there buying breast meat. We think there is some nice surprise demand going on out there for chicken breast meat right now. And after this, we feel like we’re going to have decent demand because of the—I think it will be supply-driven, but we think we’ll have decent demand going forward, spring and summer, for breast meat.

Q:	And then my final question. Mike, can you give us what your interest cost expectations are for this year and what your tax rate expectations are?

Mike:	The tax rate, we’re going to stay with—we’re going to stick with 35 percent in our model for taxes. Our interest rate’s been steady. The total amount of interest is going to depend on our profitability, because we’re going to pay down debt, I hope. We’re going to take a big chunk off next week. So I don’t have a dollar forecast for you on interest.

Q:	Okay, thank you.

Male:	Thank you.

Operator:	Thank you. Our next question will come from Akshay Jagdale with Keybanc Capital Markets.

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Q:	Hey, Joe, good morning. How are you doing?

Joe:	Good morning.

Q:	I just wanted to ask you a little bit more about the feed costs.

Joe:	Yeah.

Q:	So how much are they going to be down sequentially? I’m calculating about 3 cents a pound or so. Is that roughly correct? How much will you see feed costs come down sequentially from the 40 cents or so that you reported on average for the…?

Joe:	January was about 2, and we’ll get another penny in February. That’s coming from two sources. One is performance and the other is owning costs. That’s about 3 cents between January and February.

Q:	Okay, great. And then just on the sort of build-up in inventory, that was just a timing issue, correct? It’s leg quarters or something?

Joe:	Yes.

Q:	Okay. And then just thinking of the full year, how do you think it’s going to shape up? Obviously you file your proxy after the fact and you don’t pay bonuses if you don’t earn 8 percent return on equity. What’s your best guess about bonuses for this year and how we should model that?

Joe:	It’s too early to be making guesses. We were thrilled to have a modest black ink in January, so…

Q:	Okay. And just your view on grains? Obviously you haven’t bought any after May. Does that mean you’re expecting grain prices to come down?

Joe:	No. I think I reported on the December call our basis buys. We had bought corn bases through May, soybean meal bases for the year, and we had taken some positions. We took all of that just about—we bought most of that back in the fall. We priced most of that back in the fall, and we’ve had to fill in a little bit as we’ve—but most of that corn and soybean meal was priced back in the fall, I believe.

Q:	Okay. And then just about boneless breast pricing, where do you think we’ll end up by this summer? Do you still expect it to get up to $1.50 or more?

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Joe:	I would think that would be—Lampkin usually predicts prices. I’m not really good at doing that. Lampkin, do you want to take a shot at predicting?

Lampkin:	No, I don’t, no.

Q:	Okay. So in terms of just sequentially, the revenue is also getting better, right? I know wings have come down, but they averaged about $1.35, $1.40. So on average for the quarter, though, you will see revenue improvement in your April quarter and you’re going to see about a 3-cent improvement in your costs, right? So we should see at least a 3-cent improvement in your gross profit per pound, and if revenue continues the way it is, we should get a couple of pennies from there. Would that be a fair assessment at this point?

Joe:	Well, we kind of know what our live is going to be. Projecting February, March and April prices is difficult. February is going to be—wings are down 27 cents a pound, breast meat is down—how much is it down, 10, and then back up 6? Or is it down 12 and back up 6?

Male:	I know we averaged $1.36 in January and it got down to $1.26. That’s….

Joe:	Down 10, back up 6.

Male:	Back up 6.

Joe:	So you’re going to average down a nickel and back maybe for the month?

Male:	Yeah.

Joe:	And we’re producing 8 million pounds a week of boneless right now. I don’t know, it’s going to be a mix(?). Wings, you’re producing 2.7 million. You’re not going to be down the whole month, and you’re going to pick up some on the Georgia dock, but you’ll be down. Your sale prices are going to be down some in February, I would guess.

Q:	Right. And just in terms of the new plant, I know you said you’re still going to wait until your balance sheet is strengthened. Would the tax refund—I believe your debt to equity is going to be below 30 percent…

Male:	31 percent.

Q:	31 percent, yeah, and net debt to equity is 29. So is it 20 percent when you start getting more comfortable about the new plant?

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Joe:	I think there are three things. This will push you to the fall, at least. You want to pay down debt, you want to be making money, and you want to get some visibility on the 2012 crop. I’d rather be a little more comfortable with the crop and the markets before I took off building a plant.

Q:	Okay, great.

Joe:	Those three things.

Q:	Perfect. Well, I’ll pass it on. Thanks a lot.

Joe:	Thank you.

Male:	Thanks, Akshay.

Operator:	Thank you. Our next question will come from Christina McGlone-Hahn with Deutsche Bank.

Q:	Good morning.

Joe:	Good morning.

Q:	Mike, just following on Akshay’s question with the difference between processed and sold, so first, processed was a bit more than what you had guided to. Was that just weather, or what was that due to?

Mike:	Yeah, it was just a little bit. It wasn’t much, but yeah, it was slightly higher.

Joe:	What was our guidance?

Mike:	It was 5 million pounds difference.

Joe:	Five million?

Mike:	Yeah.

Q:	Okay. And then is it all going to be in that differential, that 25 million or so? Is that all going to be in the second quarter?

Male:	Yeah, we’ve sold it. We’ve already sold…

Q:	That’s already sold?

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Male:	Yeah. Those were just pounds in inventory awaiting shipment into the export market, for the most part. We don’t inventory product except for dark meat, and that’s what that 24 million pounds consisted of.

Q:	Okay. And then, what was the retail versus big bird split in the quarter?

Male:	Yeah, just one second, I’ve got it. During the quarter—yeah, processed pounds for chill pack were 45 percent of our pounds and 55 percent big bird deboning.

Q:	Okay. And then, how will that trend this year?

Male:	It’s going to be similar to that. The head(?) processed, we’ve skewed back more toward chill pack with the opening and ramping up of the Kinston plant. During the first quarter, 53 percent of our head were chill pack, 47 percent deboning. And I think when I’ve got it running full, I’ve got the head more like 55 to 45. So we’ve got a little more build in that chill pack, but not much. We’re close to where our mix is going to be for the year.

Q:	Okay. And you said chill pack 45 percent, big bird 55 percent, and that’s on pounds?

Male:	That’s on pounds processed, yes.

Q:	Okay. And then, Joe, when you talk about the three criteria for opening the new plant, why wouldn’t the food service outlook factor into that? Because what if we never go back to where employment was, when new restaurant openings were happening every five minutes? What if the outlook’s different and the market can’t absorb it?

Joe:	Well, then you’d be in a position—my thought about that is that you would—if your balance sheet was good enough and we’re a good enough operator, then you’d make a decision that you would take market share and you’d slug it out with some other operators. You’re going to grow the company, and we feel like we have no choice but to grow the company, and you’d still build your plant. When you build one, you’re looking at 15 months [break in audio]. But in my history, this economy has always recovered, and it may not look just like—at the end. I’m not saying employment may be the same employment, but I believe that people are going to be employed. But even if they’re not, if you’re a good operator and your balance sheet’s strong, I think you’d still do it, and you’d just plan on taking market share from less efficient operators.

Q:	Okay, thank you very much.

Joe:	Thank you.

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Operator:	Thank you. Our next question will come from Heather Jones with BB&T Capital Markets.

Brett:	Hi. Good morning. This is Brett and I’m standing in for Heather.

Joe:	Good morning, Brett.

Brett:	Good morning. Joe, I wanted to go back to a comment you had made earlier. I think you had said that in talking about decent demand for breast meat this spring and summer, it would be more supply-driven. I’m curious to infer if that means that you think an incremental, an additional supply that is coming?

Joe:	No. You know, I think, I don’t think an additional one is necessarily coming. You know, the industry kind of made an additional cut, I think they made their cut. I think it’s 195 million eggs. I think that’s where we’re going to be, 195 is where, what the number is and I’m fairly comfortable with that. And I think we’ll have seasonal improvement in demand. I think there’s a difference between 195 million eggs in January, February and March and 195 million eggs in May, June, July, and August and Labor Day. I think that many head and that many pounds in the marketplace and the demand is totally different. So I don’t think you need, necessarily need fewer eggs than that. I think the demand will be different. Does that make sense to you?

Brett:	It does make sense. I guess it’s just an interesting dynamic to me because when you think about where margins are right now and maybe where they’re expected to go, given some of your commentary, the seasonal factors come into play there. But when you look at real profitability potential, the industry going forward, that’s where I’m curious on if you thought that another cut was needed because I want to go back to your, the first question asked on food service demand, if I can. I think it’s an interesting dynamic playing out there that we’ve seen some food service operators talk about such graphic(?) being and so I kind of want to go back to that as well and just talking about is chicken being allowed to compete against higher-priced red meat in the food service arena? I mean, I appreciate your comments on employment, but what else do you think is happening there that food service, is it something specific to chicken?

Joe:	We hear anecdotally that they’re on the margin and it’s so marginal it’s almost imperceptible that there might be a little bit more chicken being utilized in restaurants because of the prices of maybe even seafood, pork, not so much pork, seafood and beef. Pork is not used that much in restaurants, but because of the high prices of other proteins that, but it’s just marginal. And it’s anecdotal. We don’t have any data yet. But we’re hearing a little bit of that. It did not happen in ‘10 or ‘11 but it might be happening a little bit now. But we have no data.

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Brett:	Okay. Well, I do appreciate that commentary. And, Mike, I just had one other question for you. On your other production costs, adjusting for the inventory run(?) down last year, if you look at them year-on-year, Q1 was worst year-on-year on a per-pound basis as far as your other production costs go. And I just want to dig in a little bit on why because I guess we were a little surprised. We looked at Kinston and we thought you’d be running at a higher run rate there and so I just wanted to get some commentary on you as far as your other production costs go.

Mike:	You know, they were up $0.015 a pound and that’s Kinston. If you look at last year’s first quarter during November and December, you were booking all the Kinston costs to SG&A and it had no cost of Kinston in other cost of goods sold. And Kinston continues to be a drag relative to its sister plants just because it’s not running full and was not running full at all. Kinston is less a drag if it’s $0.02 a pound in the last quarter. It’s $0.015 a pound this quarter and it’s going to be better next quarter.

Brett:	Okay. I mean, would you guys say that you’ve been happy or pleased with the sell-through of the Kinston plant?

Joe:	We’ve been happy with the sell-through. The startup and, the startup and for some reason, well, I know why, that they got all the assets on the books much faster in Kinston than they ever have before.

Male:	The depreciation…

Joe:	The depreciation was higher at Kinston than any of our other startups and which is fine, but it hit us harder than we’ve ever had a startup plant before. But it will better, Kinston will better in the second quarter than it was in this quarter and much better than it was during the year last year.

Male:	And better still in the third.

Brett:	Okay, okay. All right, I appreciate the call you guys. Thanks.

Joe:	You bet.

Operator:	Thank you. We’ll take our next question from Ken Zaslow with BMO Capital Markets.

Ken:	Good morning and good afternoon, everybody.

Joe:	Good morning.

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Ken:	Got a couple questions. Joe, you said you made an interesting comment. You said you were thrilled to have modest profits in January. Is that because you were unbelievably(?) surprised that you were going to have profitability in January? Is it indicative that you’re going in the right direction? What is it that kind of made you thrilled about modest profitability in January?

Joe:	Because we had 14 months of red ink and I was just, we had been, Kinston had been weighing on us and we actually made money at the big bird deboning plants in December and in spite of Kinston and we kind of got out from under the, in spite of, it was modest, I don’t want to overstate to anybody that we made a lot of money, we did not, but we made money. And it was a nice change of pace and that’s all I meant by that. I like making money and…

Ken:	Did you make money at the net income level or the operating profit level?

Joe:	That’s the only thing I ever refer to is net income.

Ken:	And then another question for you is without any additional production costs, what’s going to get you to the margins that you enjoy in 2009 or those type of level margins?

Joe:	We need market improvement, bonus breast has to move up, bonus breast needs to get to $1.50/$1.45. We feel really good about wings and dark meat. The Georgia dock needs to move up $0.02 or $0.03 or $0.04. We need grain to come back down a little bit. It’s been on the run the last two weeks. Speculators hold the same position in soy that they held back in September. We need grain to kind of break back a little bit. Those are the things that need to happen. Those are out of our control, both of them, the market and the grain, but that’s what needs to happen to get us back to 2009 margins.

Ken:	Okay. And there’s a rather large food service distributor that I think you deal with who kind of came out and said, look, their customers are only raising prices 2 to 3 percent which is kind of limiting some pricing from what they can take on. Is that some of the problem in the food service channel that I know that might be a channel with which you go through. Is that some of the reason for some of the more cautious tone on…

Joe:	No, no. They’re going to, our products or our price directly off the Ernaberry and we’re going to set it off the Ernaberry and those people are being cautious because of what I think the, their customer is so tentative and cautious about going out to eat.

Ken:	In your 10-K you did actually write something about there was a legal issue. I’m assuming that’s a nonissue and I can just move on? I just want to check it off?

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Joe:	We were served with that lawsuit yesterday. It is a lawsuit in the simple District of Georgia. And as we said in the 10-K, we’ve made no accruals for that and we do not believe that any of the allegations have merit.

Ken:	Okay. I just wanted to confirm that. And, Joe, my last question and kind of gets to more of a personal level is, look, you’re obviously planning over the long term for retirement and moving on. Can you talk about the succession plan, if it has any changes, are you thinking about it or what you are changing? And, again, I’m not rushing you out the door because God knows you’re doing a phenomenal job so not at all trying at all to imply that. I just want, you guys opened a little bit of the door here and I just want to know if there’s any change to the succession plan or what is the succession plan?

Joe:	Well, I have no plans to retire. That’s number one. We have several projects that we want to do, I want to do, and we’re going to get those done, I’m going to get those done. Our board of directors has a succession plan should they fire me or if we don’t do well in Agri Stats or whatever, if I should retire, but I have no plans to retire. I want to, I have a lot more that I want to do. I didn’t open any door and I don’t, but we do have succession plan, but it will be an emergency before it goes into effect.

Ken:	Fair enough. Then we can close that door, then, comfortably.

Answer:	That was clear, wasn’t it, Ken?

Ken:	And I appreciate that and it’s a question to ask and I appreciate the honesty and I was not trying to go anywhere because, as I said, what Joe has done for the company is remarkable.

Joe:	I’m glad. We do have a good succession plan and I’m very confident in it should something happen, by the way.

Ken:	Let’s hope it doesn’t and let’s move on. Thank you very much.

Joe:	Thank you.

Operator:	Thank you. Our next question will come from Lindsay Drucker Mann with Goldman Sachs.

Lindsay:	Thanks. Good morning, everyone.

Answer:	Good morning, Lindsay.

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Lindsay:	A couple quick ones. So you talked about what USDA is projecting for chicken production. This year I think they’re estimating 3 percent fewer pounds in your release. As you look at the pullet placement data, where do you think total tonnage is going to shake out for 2012?

Joe:	You know, I’m looking at chick placements are down about 5 or 5.5 percent and weights are running about even with last year, so I’m kind of at about 5 percent right now. I think everybody is going to be very cautious about, in December there were still 40 to, 40 percent or more of the industry was still losing money. And nobody was making a lot of money. So I think the industry, and my guess is with these grain prices moving up, that’s going to put some people in a very difficult position. I think balance sheets are still in a pretty ragged condition, so I think everybody is going to be very cautious. On the last week of December the eggs sets for the last week of December and five or six weeks following, we saw an additional reduction in egg sets. Now, I’m not clear if that was Easter or if that was something else, but they went from 195 down to 193 for four or five weeks. And I think it may have had something to do with productivity of the breeder flock who were putting out maybe too many eggs and are getting too many chicks. Egg sets were down 5 or 6 percent, but the chick placements were down 3 to 4 percent. I’m going a long way, Lindsay. I’m sorry.

Lindsay:	No, that’s helpful.

Joe:	The point is I think because the bottom line, because of the shape balance sheets are in and because of the uptick in grain, I’m going to be on the side of a 5 percent cut rather than the USDA’s 2 to 3 percent.

Lindsay:	Okay. Great. That’s helpful. On the cost side, one thing I was hoping you would clarify, in your release you talked about seed ingredients, corn up 11 or 12 percent, meal down 1 percent, and yet the seed cost per pound of poultry products was up 17 percent. Why was the seed cost up so much more than corn/meal?

Mike(?):	Yeah, I think I can explain that one. The prices we quoted in the press release were cash prices and I probably should have made that a little clearer, but the cost of goods sold, of course, during December or during November reflected cost paid in October and there’s a lag there, Lindsay, as you know, between what we pay and when it shows up in cost of goods sold. And the cost per pound of poultry products sold reflected in the 10-Q is the actual cost of the chickens as we slaughter them and they would have had higher cost there in November and December.

Joe:	We had high price corn and meal in October and November and we’ve had high price meal November, December and January. My bad. Does that help?

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Lindsay:	Yes, that’s helpful. And then just last week, to help us frame how basis, lapping basis as you look in the next year where basis has been more expensive, how much of a drag has that sort of been on your, as an inflator has it been on your cost of goods relative to what you would expect run rate or average basis might look like in a more normal year?

Joe:	Our meal basis is down from last year about $9 a ton which is $6.5 million. That takes into account additional volume for Kinston. Our corn basis, we don’t have it bought except through May. Let me see if I can figure out this sheet. It’s $0.27 a bushel. It’s up $24 million, is that seven months of the year? That’s right, that’s just what you have bought. We have the whole year projected. It’s going to be up at least, it’s higher than that now. If I were to book it now, it’s gone up since…

Answer:	I project it up to $1.20.

Joe:	…Okay, yeah. It would be up $24 or $25 million for the year.

Lindsay:	And is it fair to say that if we get a little bit of relief in terms of the tightness of the corn balance you would expect to see basis go back toward…

Joe:	Yes, absolutely. Because the farmers are, they’re in the catbird seat with 800 million bushel carry-over. They know that they can hang onto it and people are going to have to pay up for it and I think you could get a slight break but the planting intentions are poor. If they get off to a good planting season which looks good right now because there’s no wet spots anywhere, that could break it. And then you get to July the 4th and if the crop looks all right, there’s another chance for a break there. We may hit a spot where it’s going to be tight, but we’re going to have opportunities for breaks.

Lindsay:	Okay. Thanks very much.

Joe:	You bet.

Operator:	Thank you. Our next question will come from Christine McCracken with Cleveland Research.

Christine:	Good morning.

Joe:	Good morning, Christine.

Christine:	Just kind of two follow-up questions, first on your productivity improvements you saw over the winter, on hatchability(?), and then feed cost conversions improving, I’m just wondering how much of that you think was weather and how much do you think was maybe the longer out times with the drop in production and how sustainable, then, that might be into the spring?

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Joe:	Are you talking about us or the industry?

Christine:	Well, I think it’s probably directionally the same.

Joe:	Yeah. I think the hatchability is the most, the industry’s hatchability has gone from 83 to 85 percent. I don’t think, I mean, as long as they’re sitting eggs from a younger flock and what the brood placements at some point it looks like to me they’re going to, the age of the flock is going to age up when they get these smaller breeder placements in place. If that happens, then you’re going to go back to an 83 percent hatchability. They’ll be letting hens age up a little bit which probably won’t happen until the end of the summer. The out time, that’s probably going to stay with us for a while. I think that’s contributing to some better health, no doubt about that, and I think that will, I think that is sustainable. I think that’s going to be with us for a while and that gets a few more pounds into the plant and out the back door, the shipping dock. No doubt that’s helped. I think that is, that also might give you a bigger bird, too, by the way.

Christine:	Right. And so it seems like you say that the industry kind of corrected for that, self-corrected late in the year/early this year, but we’re still putting a lot of pounds out there it seems like.

Joe:	I agree.

Christine:	So you talked about gas prices going up and that’s kind of not entirely new news, but in some respects it doesn’t seem like guys anticipated that when they were making our cuts. And we’ve seen this weakness in food service. It seems like there could be additional kind of down side from a demand perspective. What is keeping the industry from making kind of another cut? Is it at this point structural that there’s limitations on how much you could take production down, or is it that there’s some optimism tied to, as you mentioned, the competing proceeds and how are there?

Joe:	I think they want to see these numbers in the spring and summer. You know, these numbers in January and February do not give you a very good read on chicken demand. There’s not good demand in January/February and anything pre-Easter is discounted. It’s post-Easter that you get your real read on 195 million eggs. And I think, and I may be optimistic, but I don’t think you get a read on 195 million eggs until after Easter. And it’s not, I don’t think it’s structural. I think they want to wait and see what’s going to happen post-Easter.

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Christine:	Do you think there’s enough time to get things, I mean production taken down in order to get prices to respond back enough by the time you figure that out or…

Mike:	Well, you know, remember last summer didn’t I make the cut the first or second week of June?

Male:	Yeah, starting in June.

Christine:	Yeah, okay. But in terms of, you said in the past that chicken really competes not necessarily with beef per se, but hamburgers. And if you look at grinding(?) supplies for the summer and even into the back half of the calendar year, it seems like things there are going to get really tight, prices are already up pretty strong . Are you seeing more demand from your customers? Have you had those conversations about maybe some potential for upside or increased promotions? If you could talk about that?

Joe:	You know, we have not seen a lot of promotions from our food server out of our prepared foods plant, we have not seen that, heard that, to just tell you the truth. We’ve not seen it.

Christine:	All right. Thanks.

Joe:	You bet.

Operator:	Thank you. Our next question will come from Howard Penny(?) with Risk Management.

Howard:	Thanks so much. I think you may have answered this question, but I’m just going to ask it anyway going back to the demand side. How much of your somber outlook is based on the economic specifics you look at versus what you’re hearing from your customer base and given your customer concentration?

Joe:	I look at, this is not, I’m not saying anything different than I’ve said in May of 2008 was the first time I reported that $4 gasoline and then unemployment and the housing crisis and people quit going out to eat as much as they $4 gasoline and the housing crisis and high unemployment. And it has been, this has been going on the end of May it will be four years. And we’ve seen no, and we have two sources of information, our fresh food service sales and our prepared foods plant. And I will take you all back in time, if you all look at egg sets, in the year 2007 and part of 2008 the industry was putting out 218 to 220 million eggs a week. Today the industry is setting 195 million eggs a week down to 192 million eggs a week. That is 10 percent plus reduction and it is a reflection of the demand that is out there and that is really in two spaces. It’s primarily food service and it’s people not going out to eat as much, particularly casual dining and above and

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higher-end restaurants are, I think, Ruth’s Chris places like that are worse off than casual dining. And then even in the grocery stores the average consumer, the average family has a limited amount of money to spend, what was the number we heard, Lampkin? Was it $88 a week or…

Lampkin:	In the 90s.

Male:	Ninety-eight.

Joe:	Ninety-eight dollars a week. Whatever it is, $96, they have a fixed amount of money to spend in the grocery store. And that is all because of this economy and it’s because 15 percent of people are unemployed or underemployed and that absolute number is 25 million people, I believe, that are underemployed or unemployed. Now, I don’t mean for that to be somber. I mean for that to be a fact. And that’s how it’s been since 2008 and I don’t see any green shoots yet. I read the GDP. GDP is up a little bit. I see the unemployment claims going down, but if you look deeply into that, a lot of that is because people have left the workplace. Industry’s reaction to that is to go from 220 million egg sets a week down to 195 and I think that is going to mean profitability. And that’s what the industry has to do and that’s what we’ve done.

Howard:	Thank you very much.

Joe:	You bet.

Operator:	Thank you. Our next question will come from Jeff Kantor(?) with UBS .

Q:	Hey, guys. How are you?

Joe:	Morning, .

Q:	Good morning to you, too. Question for you guys. There were all sorts of concerns about the breast meat that was coming to market pressuring February prices. Cold storage for January came out. Did that breast meat that came to market pressuring prices in February? I don’t like to look in the rear-view mirror, but did that find a home outside of freezer cases? Is that done and out?

Mike:	It looks like it.

Joe:	Jeff, we think so. I mean, we don’t know that for certain, but when you look at the cold storage chains and Ernaberry bonus going up the second half of February, I would think so.

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Q:	Okay. Where are breast meat prices today? Where are they quoted on the Ernaberry?

Mike:	One thirty-two before today’s quote.

Q:	Okay, and where, what was the average price in February?

Mike:	So far, this is not for the full month, 126. We got down to 126 in February. So the average is…

Joe:	They’re back up to the January average.

Q:	Okay. So and how many, just keep this really simple because the analysts are telling me that Pilgrim’s, to buy Pilgrim’s Pride because the business is inflecting and the analysts are telling me to buy Tyson because the chicken business is inflecting. You were not profitable, help me through this, you were not profitable in November, it was a bad month. December was better. January was better. February we had the breast meat dumping thing. March seems to be better. So is your business inflecting?

Answer:	Yes.

Q:	Where are we going to be in May? Because I don’t really care about February as much as I care about May when I’ve got freezers down, production cuts in and prices are going up, where are we going to be in May?

Joe:	We think May ought to be better than February and March.

Q:	Will it be better, will it just, is there a glide path to improved profitability for Sanderson Farms?

Joe:	Yeah, we have two targets here. We have two sides to this calling. One of them is the market and I feel comfortable about the market because of these egg sets and because of the balance sheets of the people in the industry, I believe there’s going to be restraint and I believe markets are going to improve. The other side that we have to look at are grain markets and the grain markets are going up right now and mainly because of South American weather, to a lesser extent because of speculators have jumped on the soybean bandwagon. I do think we’re going to get a good planting intentions report and it looks like to me we’re going to get a good kickoff to the planting season. But you have to look at the, you have to look at the input cost and ours could, we’re in good shape through March and good shape through half of April and May, but you have to look at that side as well. But I’m comfortable with the first side. These egg sets look decent to me.

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Q:	And you said that your business is inflecting just like Pilgrim’s and Tyson.

Joe:	Yes.

Q:	Do you need…

Joe:	I think the industry is.

Q:	Okay. Is working capital being provided to expand production at all?

Joe:	I think the first thing is people have to pay down their debt before they’re going to do any expansion. I don’t think expansion is in the works. They’ve got to pay down debt first.

Q:	Okay. All right. Thank you very much.

Joe:	You bet.

Operator:	Thank you. And our last question is a follow up from Lindsay Drucker Mann with Goldman Sachs.

Lindsay:	Thanks, guys, for taking a follow up. I’ll keep this quick. I was just curious, you gave some color around the amount of the industry that was still loss making as of December. Can you talk about how many producers are still in the red, and as you really think about how long these guys can hang on for, given we’ve had months and months and months of losses, and if you’re hearing any anecdotes on the lending side that would suggest we could have some more bankruptcies coming?

Joe:	Hang on just a minute. Do you have the month there?

Mike:	I don’t have January. We have December.

Joe:	I’m getting a chart up, Lindsay. Just a minute.

Mike:	Fifty percent. One, two, three, four, five, six, seven, eight.

Joe:	Eight of twenty-two lost money in December and there were substantial losses for five of them. And we don’t know if they were the same, technically they’re the same ones that have been losing money. You know, one, I don’t even know his, one public company, they’re still in bankruptcy and they’re for sale and I don’t know if they’re, I haven’t heard anything out of them. But that’s substantial. Let me see that graph again. One, two, three, four, five, six, seven, seven people barely made money. One, two, three, four people made decent returns. And let me see the size of the bird. One, two, three, four information the most profitable market segment in December was big bird deboning.

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Lindsay:	Okay, thanks.

Joe:	You bet.

Operator:	Thank you. And, gentlemen, we have no further questions.

Joe:	Thank you all for spending time with us this morning and we’ll look forward to reporting our results to you throughout the year. Thank you.

Operator:	Thank you, ladies and gentlemen. This does conclude today’s presentation. You may now disconnect.

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